Exhibit 10.10

PURCHASE AGREEMENT

by and between

FMC TECHNOLOGIES, INC.

DIRECT DRIVE SYSTEMS, INC.,

THE SELLERS

and

THE SELLERS’ REPRESENTATIVE

Dated September 9, 2009

i

ii

Exhibits

Exhibit A	Defined Terms
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Resignation
Exhibit D	Form of Services Agreement
Exhibit E	Form of Joinder Agreement

Schedules

Disclosure Schedule - Attached

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 9th day of September, 2009, by and between FMC TECHNOLOGIES, INC, a corporation organized under the laws of Delaware (“Buyer”), DIRECT DRIVE SYSTEMS, INC., a corporation organized under the laws of Delaware (the “Company”), each stakeholder in the Company signatory to this Agreement or otherwise added to this Agreement by execution and delivery of the Joinder Agreement pursuant to Section 5.11 (individually a “Seller” and collectively, the “Sellers”) and Vatche Artinian as the Sellers’ Representative (as defined herein).

WITNESSETH

WHEREAS, the Sellers desire to sell and assign to Buyer, and Buyer desires to purchase and accept from the Sellers, all of the Sellers’ right, title and interest in and to all of the issued and outstanding capital stock of the Company, and all options, warrants or other securities exercisable or convertible into capital stock of the Company, on the terms set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1. Defined Terms.

The location of terms defined in the body of this Agreement is set forth in Exhibit A. Capitalized terms used and not defined in the body of this Agreement are defined in Exhibit A.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1. Sale of Shares.

Subject to the terms and conditions of this Agreement:

(a) the Sellers shall sell and deliver to Buyer, and Buyer shall purchase and receive from the Sellers, all of the Sellers’ right, title and interest in and to the Shares, Options and Warrants; and

(b) the Company shall discharge the indebtedness and certain other liabilities of the Company as set forth herein, for an aggregate purchase price of One Hundred Twenty Million Dollars ($120,000,000) (the “Base Purchase Price”), subject to adjustment pursuant to Section 2.3 (as adjusted, the “Purchase Price”) and payable in accordance with Section 2.4(b)(i). The Company shall distribute the cash and cash equivalents (in each case as classified in accordance with GAAP) of the Company (but not the Restricted Cash, which will be retained by the Company at the Closing and become a part of the Holdback Amount) to the Sellers immediately prior to the Closing.

Section 2.2. Closing.

The closing of the transactions provided for in this Agreement will take place at the offices of Vinson & Elkins L.L.P. at 1001 Fannin Street, Suite 2500, Houston, Texas 77002, (the “Closing”) at 10:00 a.m. (local time) as soon as reasonably practicable but in no event later than five business days following the date on which the conditions specified in Article VI (other than the conditions by which their terms are only capable of being satisfied on the Closing Date) have been satisfied or waived, or at such other time and place as the parties may agree (the “Closing Date”). Notwithstanding the foregoing, in no event shall the Closing occur prior to October 30, 2009 unless otherwise agreed in writing by Buyer.

Section 2.3. Purchase Price Adjustment.

(a) The parties hereto acknowledge that the Base Purchase Price has been based in part on the Company having a minimum Net Working Capital as of the Closing Date equal to Negative One Million One Hundred Thousand Dollars ($-1,100,000) (the “Net Working Capital Threshold”). For purposes of this Agreement, “Net Working Capital” means the consolidated amount of Current Assets less Current Liabilities of the Company, as of the Closing Date.

(b) Within 30 days after the Closing Date, Buyer shall prepare in accordance with GAAP and deliver to the Sellers’ Representative a balance sheet of the Company as of the Closing Date, which shall set forth the Company’s Net Working Capital as of the Closing Date (“Closing Date Net Working Capital”). If within 15 days following such delivery, the Sellers’ Representative has not delivered to Buyer written notice (the “Dispute Notice”) of any disputes with the calculation of the Closing Date Net Working Capital (such Dispute Notice must contain a statement describing in reasonable detail the basis of such dispute), then the Closing Date Net Working Capital will be binding and conclusive on the parties hereto. If the Sellers’ Representative delivers the Dispute Notice within such 15 day period, and the Sellers’ Representative and Buyer are unable to reach a mutual determination of the Closing Date Net Working Capital within 30 days after receipt by Buyer of the Dispute Notice, then any such matters remaining in dispute with respect to the calculation of the Closing Date Net Working Capital shall be referred to KPMG LLP (or if KPMG LLP is unable to serve in such capacity, then another “big four” public accounting firm mutually acceptable to the Sellers’ Representative and Buyer) (the “Accountants”), for determination. Each of the Sellers’ Representative and Buyer will:

(i) furnish to the Accountants such work papers and other documents and information relating to the disputed determination as the Accountants may request and are available to the Sellers’ Representative and Buyer; and

(ii) be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants. The determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on such parties, and Buyer and the Sellers will each pay 50% of the Accountants’ fees for such determination. Buyer shall have the right to cause the Sellers’ portion of the payment for the Accountants to be paid from the Holdback Amount.

(c) If the Closing Date Net Working Capital is greater (less negative) than the Net Working Capital Threshold, Buyer will pay the difference and the Holdback Amount to the Sellers in accordance with their individual Escrow Percentage within five business days after the determination is made, at Buyer’s option, by check or wire transfer of immediately available funds to the address or account designated in writing by the Sellers to Buyer at least three business days prior to the date of payment.

(d) If the Closing Date Net Working Capital is less (more negative) than the Net Working Capital Threshold, Buyer will offset the difference (the “Net Working Capital Difference”) against the Holdback Amount and pay any remaining portion, if any, of the Holdback Amount to the Sellers in accordance with their individual Escrow Percentage within five business days after the determination is made, at Buyer’s option, by check or wire transfer of immediately available funds to the address or bank account designated in writing by the Sellers to Buyer at least three business days prior to the date of payment; provided that if the Net Working Capital Difference is greater than the Holdback Amount, Buyer will be entitled to retain the Holdback Amount and each Seller will pay Buyer the amount of the difference between the Net Working Capital Difference and Holdback Amount in accordance with their individual Escrow Percentage within five business days after the determination is made, or at Buyer’s option, Buyer may withdraw any or all of such difference from the Escrowed Amount.

Section 2.4. Closing Deliveries.

(a) At the Closing, the Company, the Sellers or the Sellers’ Representative, as applicable, will deliver to Buyer:

(i) certificates representing all of the outstanding shares of Common Stock, including the certificates representing all of the outstanding shares of Class A Preferred Stock and Class B Preferred Stock that as of the Closing will have been converted into shares of Common Stock in accordance with Section 5.12(a), together with properly executed stock powers acceptable in form and substance to Buyer and sufficient to transfer all of each Seller’s right, title and interest in the Shares to Buyer;

(ii) a certificate executed by a duly authorized officer of the Company certifying to the satisfaction of the conditions set forth in Section 6.2(b) and Section 6.2(c);

(iii) a certificate executed by a duly authorized officer of the Company, setting forth in reasonable detail:

(A) an itemized list of all Transaction Costs;

(B) that all of the outstanding Class A Preferred Stock and Class B Preferred Stock have been converted into Common Stock prior to the Closing; and

(C) all amounts necessary to repay in full all indebtedness of the Company (other than the indebtedness set forth on Schedule 2.4(a)(iii)(C)), including all interest-bearing obligations of the company, remaining principal amounts associated with any convertible loans and indebtedness set forth on Schedule 3.19, outstanding as of the Closing Date and the related payment instructions;

(iv) payoff letters acceptable in form and substance to Buyer evidencing the amount required to pay in full of all outstanding indebtedness of the Company that will be paid at Closing pursuant to Section 2.4(b)(i)(A), and the release of all liens thereunder; and

(v) the Escrow Agreement, executed by the Sellers’ Representative, substantially in the form attached hereto as Exhibit B (as modified pursuant to the request of the Escrow Agent).

(b) At the Closing, Buyer will deliver:

(i) the Base Purchase Price, payable or withheld as follows:

(A) FIRST, Buyer shall pay all indebtedness of the Company and Transaction Costs set forth on the certificate delivered pursuant to Section 2.4(a)(iii), by wire transfer of immediately available funds in such amounts and to such accounts as are designated on such certificate;

(B) SECOND, Buyer shall pay Eight Million Dollars ($8,000,000) (the “Escrowed Amount”) to an escrow account administered by J.P. Morgan Chase Bank N.A. (the “Escrow Agent”) pursuant to an escrow agreement substantially in the form attached hereto as Exhibit B (as may be modified pursuant to the request of the Escrow Agent) (the “Escrow Agreement”);

(C) THIRD, Buyer shall withhold cash in the aggregate amount of Eight Hundred Twenty One Thousand Six Hundred and Seventeen Dollars ($821,617) (such amount together with the Restricted Cash, the “Holdback Amount”), which will be disbursed or withheld by Buyer in accordance with the purchase price adjustment set forth in Section 2.3(d); and

(D) FOURTH, Buyer shall pay the remainder of the Base Purchase Price (after payment or withholding of all items described in subsections (A) through (C) (inclusive)) to the Sellers that hold shares of Common Stock, Options or Warrants as follows:

(i) An “Effective Purchase Price Per Share” will be established as follows: the sum of the remainder of the Base Purchase Price (after payment or withholding of all items described in subsections (A) through (C) (inclusive)) PLUS an amount equal to the aggregate exercise price of all Options and Warrants (without regard to any vesting requirements), DIVIDED by the total number outstanding shares of

Common Stock on a fully diluted basis, including the number of shares of Common Stock subject to all Options and Warrants (without regard to any vesting requirements) and the number of shares of Common Stock issuable upon full conversion of all outstanding shares of Class A Preferred Stock and Class B Preferred Stock;

(ii) Buyer shall pay each Seller that holds shares of Common Stock an amount equal to the number of shares of Common Stock held by each such Seller MULTIPLIED by the Effective Purchase Price Per Share; and

(iii) Buyer shall pay each Seller that holds a Warrant or Option an amount equal to:

(1) the number of shares of Common Stock subject to all Warrants and Options held by such Seller (without regard to any vesting requirements) MULTIPLIED by the Effective Purchase Price Per Share; and LESS

(2) the aggregate exercise price of all such Warrants and Options held by such Seller (assuming full vesting).

At least three days prior to the Closing, Sellers’ Representative shall provide Buyer with Schedule 2.4(b)(i)(D), which shall identify all Sellers that will be paid at closing pursuant to this Section 2.4(b)(i)(D) along with a calculation of the payment to be made to each such Seller and designating a bank account for each such Seller.

Buyer shall deliver the amounts payable in accordance with subsections (D) to the applicable Seller, at Buyer’s option, by check or wire transfer of immediately available funds to such addresses or bank accounts as are designated by such Seller to Buyer at least three business days before Closing;

(ii) to Sellers’ Representative, the Escrow Agreement executed by Buyer, substantially in the form attached hereto as Exhibit B; and

(iii) to Sellers’ Representative, a certificate executed by a duly authorized officer of Buyer certifying to the satisfaction of the conditions set forth in Section 6.1(b) and Section 6.1(c).

Section 2.5. Warrants.

Each Seller that holds a Warrant hereby agrees that, upon delivery by Buyer of the proceeds to which such Seller is entitled pursuant to Section 2.4(b)(i)(D), all Warrants held by it will automatically, and with no further action required of any Person, terminate and be cancelled, and cease to represent a right to acquire any Shares of the Company and be of no further force and effect.

Section 2.6. Options.

Each Seller that holds an Option hereby agrees that, upon delivery by Buyer of the proceeds to which such Seller is entitled pursuant to Section 2.4(b)(i)(D), all Options held by it will automatically, and with no further action required of any Person, terminate and be cancelled, and cease to represent a right to acquire any Shares of the Company and be of no further force and effect.

Section 2.7. Withholding.

Notwithstanding anything in this Agreement to the contrary, Buyer will be entitled to deduct and withhold from the consideration otherwise payable to the Sellers or any other Person pursuant to this Article II any amounts that Buyer (or, in the case of the Sellers who hold Options, the Company) is required to deduct and withhold with respect to payment under any provision of any tax law. Any Seller that is a foreign person and exempt from U.S. withholding taxes shall provide an affidavit to such effect to Buyer prior to Closing. If Buyer so withholds amounts, such amounts will be treated for all purposes of this Agreement as having been paid to the Sellers or such other Person in respect of which Buyer made such deduction or withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES PERTAINING

TO THE COMPANY AND THE SELLERS

Each Seller, jointly and severally (except that the representation set forth in Sections 3.1 through 3.5 (inclusive) solely with respect to each Seller shall be made by such Seller on a several, not joint, basis), represents and warrants as of the date hereof and as of the Closing Date to Buyer as follows:

Section 3.1. Incorporation; Existence; Good Standing; Power and Authority; Qualification.

Each of the Company and each Seller (if not a natural Person) is a corporation or other business entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and each of the Company and each Seller has the full power, authority and legal capacity to execute, deliver and perform its obligations under, and to consummate the transactions contemplated by this Agreement and each other Transaction Document to which it is a party. The execution and delivery of this Agreement and the other Transaction Documents to which the Company or any Seller is a party and the performance of the transactions contemplated hereby and thereby have been duly and validly approved by such action necessary on behalf of the Company or such Seller. This Agreement and the transactions contemplated hereby have been approved by written consent (the “Written Consent”) by the Requisite Stockholders (as defined in the Stockholders Agreement), including holders of at least 55% of the shares of Class B Preferred Stock, as an Approved Sale (as defined in the Stockholders Agreement). The Company is duly authorized, qualified or licensed to do business as a foreign corporation in each jurisdiction in which the carrying on of its business as now conducted so requires, except where the failure to be so qualified would not be reasonably expected to have a material adverse effect on the Company.

Section 3.2. Due Execution; Binding Obligation.

This Agreement and each other Transaction Document to which each Seller and the Company is a party has been or will be duly executed and delivered by each of the Company and each Seller, and (assuming due authorization, execution and delivery by each other party hereto and thereto) constitutes the legal, valid and binding obligations of each Seller and the Company, enforceable against each Seller and the Company in accordance with its terms, except as such enforceability may be limited by Laws affecting creditors’ rights or general principals of equity. True and complete copies, certified by an authorized officer of the Company, of the resolutions adopted by the Company’s board of directors, authorizing and ratifying the execution, performance and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, are attached as Schedule 3.2.

Section 3.3. Certificate of Incorporation, Bylaws and Minutes.

The Company has delivered to Buyer certified copies of the certificate of incorporation and bylaws of the Company, each as amended to the date hereof, and the minute book containing all of its directors’ and stockholders’ meetings through the date hereof. The Company’s stock books have been provided for Buyer’s review and fully reflect all material actions of the Company’s board of directors and stockholders as of the date hereof. The following sets forth the current officers and directors of the Company:

Officers

Name	Title

Kevin McGlensey	President and Chief Executive Officer
Dennis Strouse	Chief Operating Officer
Michael Dyar	Chief Financial Officer

Board of Directors

Vatche Artinian (Chairman of the Board)

Kevin McGlensey

Patrick McMullen

Jens Christian Mathiesen

Peter Cooper

Leif Andre Skare

Even Bakke

Section 3.4. Capitalization; Sellers’ Ownership of Shares.

(a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), of which 10,922,458 shares are issued and outstanding, and (ii) 23,939,475 shares of preferred stock, $0.001 per share (the “Preferred Stock”), 15,000,000 of which are designated class A preferred stock (“Class A Preferred Stock”), 13,291,366 of which are issued and outstanding, and 8,939,475 of which are designated class B preferred stock (“Class B Preferred Stock”), all of which are issued and outstanding. No Shares are issued, outstanding and not vested under the “Stock Issuance Program” provided in the Company’s 2006 Stock Option/Stock Issuance Plan (the “2006 Plan”), and no Shares are issued, outstanding and not vested as of the date hereof pursuant to the exercise of stock options granted under the “Option Grant Program” provided in the 2006 Plan. Schedule 3.4(a) sets forth a true and complete list of the record and beneficial owners of all the issued and outstanding shares of Common Stock, Class A Preferred Stock and Class B Preferred Stock (collectively, the “Shares”), showing the number of shares of Common Stock, Class A Preferred Stock and Class B Preferred Stock held by each such owner. Other than the Shares set forth on Schedule 3.4(a), no other shares of capital stock of the Company are issued and outstanding.

(b) All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any rights, preemptive or otherwise, purchase option, call or right of first refusal or similar right. No shares of Common Stock or Preferred Stock are held in treasury of the Company.

(c) Except for:

(i) the conversion privileges of the Class A Preferred Stock and the Class B Preferred Stock;

(ii) up to 2,767,813 shares of Common Stock issuable to employees, officers, directors and consultants of the Company pursuant to options outstanding as of the date hereof (the “Options”) under the 2006 Plan;

(iii) warrants to acquire up to 2,142,252 shares of Common Stock (the “Warrants”); and

(iv) the convertible promissory notes set forth on Schedule 3.4(c) (the “Convertible Debt”);

there are no outstanding options, rights, warrants, scrip or other rights, contracts or commitments for the issuance or sale by the Company, whether contingent or otherwise, to acquire, sell or issue shares of capital stock of the Company, and there are no securities of the Company convertible into or exchangeable for any shares of capital stock of the Company (whether issued, treasury or issued and outstanding), and there are no agreements or arrangements not yet fully performed which would result in any of the foregoing. Schedule 3.4(c) sets forth a true and complete listing of: each holder of an Option, the number of shares of Common Stock issuable pursuant to each Option, the vesting schedule of each Option and the exercise price for each share of Common Stock issuable pursuant to each Option; each holder of a Warrant, the number of shares of Common Stock issuable pursuant to each Warrant and the strike price per share of each Warrant; and each holder of the Convertible Debt and the principal amount of the Convertible Debt held by such holder.

(d) Each Seller is the holder of record and owns beneficially that number of shares of Common Stock, Class A Preferred Stock, Class B Preferred Stock, and shares issuable pursuant to the exercise of the Options, Warrants and Convertible Debt (to the extent applicable) set forth opposite such Seller on Schedule 3.4(a) hereto, free and clear of all liens. The Sellers own all of the Shares, the Options and the Warrants. At the Closing, each Seller will transfer to Buyer valid, good, marketable and indefeasible title to the Shares, the Options and the Warrants owned by such Seller free and clear of any mortgage, lien, pledge, charge, security interest, proxies, pledges, purchase arrangements, stockholders’ agreement, voting agreements, restrictions, redemption agreements or encumbrance of any kind.

(e) All shares of Common Stock, Class A Preferred Stock, Class B Preferred Stock, Options, Warrants and the Convertible Debt and all other rights, including contingent rights, to acquire capital stock or other securities of the Company have been issued in compliance with all applicable Laws.

(f) The Company has no subsidiaries, either partially or wholly owned, and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any corporation, partnership, limited liability company, association or other business entity. There are no outstanding obligations of the Company to provide funds or make any investment (in either case, in the form of a loan, capital contribution, purchase of an interest (whether from the issuer or another Person) or otherwise) in, any other Person.

Section 3.5. No Conflict.

Except as set forth on Schedule 3.5, the execution, delivery and performance of this Agreement by each of the Company and each Seller and any other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a) conflict with or violate the certificate of incorporation or bylaws of the Company or the organizational documents of any Seller (if applicable);

(b) conflict with or violate in any material respect any Law or Order applicable to any Seller, the Company or any of the Company’s assets;

(c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach or default) under, or give to others any rights of termination, rescission, amendment, acceleration or cancellation of, any material note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument relating to any of the Company’s assets or any of the Shares or to which the Company or any Seller is a party or is bound or by which any of the Company’s assets or any Shares are bound or affected; or

(d) result in the creation of any pledge, lien, collateral assignment, security interest, mortgage, deed of trust, title retention, conditional sale or other security arrangement, or any license, Order or charge, or any adverse claim of title, ownership or use, or agreement of any kind restricting transfer, or any other encumbrance whatsoever on the Company, the assets of the Company or any of the Shares.

Section 3.6. Title to and Condition of Assets.

(a) Except as set forth on Schedule 3.6(a), the Company owns or has the right to use all of the Purchased Assets. The Company has good and marketable title in and to all the Purchased Assets and the Purchased Assets are free and clear of all encumbrances whatsoever. Except for those licenses set forth in Schedule 3.6(a), none of the Purchased Assets is licensed from or to any third party.

(b) Schedule 3.6(b) sets forth a list of all individuals not employed by the Company that provide any service or support, whether pursuant to an oral or written agreement or arrangement or otherwise, to the Company in connection with the operation of the Company’s business and whose service or support are necessary for the continued operation of the Company’s business as it is currently operated.

Section 3.7. Consents.

Except as set forth on Schedule 3.7, no consent, Permit, Order, waiver, registration, filing or notice is required to be obtained from any governmental authority or third party or given by the Company or any Seller in connection with the execution, performance and delivery by the Company or any Seller of this Agreement and any other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby.

Section 3.8. Financial Statements.

(a) Attached hereto as Schedule 3.8 are copies of:

(i) the Company’s audited financial statements (consisting of a balance sheet and statements of operations, stockholders’ equity (deficit) and cash flows) for the years ended December 31, 2006, 2007 and 2008, and the notes thereto, and

(ii) the Company’s unaudited financial statements (consisting of a balance sheet (the “Balance Sheet”) and statements of operations, stockholders’ equity (deficit) and cash flows) for the six-month period ended June 30, 2009 (collectively with the financial statements described in subsection (i), the “Financial Statements”).

(b) The Financial Statements of the Company have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, and present fairly and accurately the financial condition and results of operations of the Company as of or at such dates and for the time periods indicated therein.

(c) The accounting books of the Company previously made available to Buyer are true and complete in all material respects.

Section 3.9. No Undisclosed Liabilities.

Except as set forth on Schedule 3.9, the Company has no liability, commitment or obligation of any nature (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability), other than (a) liabilities disclosed in the Balance Sheet and (b) liabilities which have arisen since June 30, 2009, in the ordinary course of business in a manner consistent with past practice.

Section 3.10. Litigation, Claims or Disputes.

There are no claims, disputes, actions, suits, investigations or proceedings of any nature pending or, or to the Knowledge of the Company or the knowledge of any Seller, threatened, at law or in equity, against the Company, its properties or any of its officers or directors in their capacity as such, nor, to the Knowledge of the Company or the knowledge of any Seller, is there any reasonable basis therefor. There are no pending or, to the Knowledge of the Company or the knowledge of any Seller, threatened arbitration, court, governmental department, commission, board or agency actions that may adversely affect, contest or challenge the Company’s authority, right or ability to conduct its business or operations or perform the Company’s or any Seller’s obligations under this Agreement or any other Transaction Document or the ability of any Seller to sell or convey the Shares to Buyer.

Section 3.11. Legal Compliance.

The Company has complied and is in compliance with all applicable Laws in all material respects, including those related to all taxes of any kind whatsoever.

Section 3.12. Permits.

Schedule 3.12 sets forth all Permits held by the Company and used in the operation of its business. All of such Permits are valid and in full force and effect and the Company is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under any of such Permits. No Permits, other than those Permits set forth on Schedule 3.12, are currently required to be held by the Company under any Material Contract, under any material applicable Law or for the full conduct of the Company’s business or operations in compliance with any material applicable Law.

Section 3.13. No Brokers.

Except as set forth on Schedule 3.13, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company, any Seller or any of their respective affiliates.

Section 3.14. Absence of Questionable Payments.

Neither the Company nor, to the Knowledge of the Company, any current or former director, officer, agent, employee or any other Person acting on behalf of the Company, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any other unlawful expenditures relating to political activity or for any other purpose to any foreign or domestic government official or others. Neither the Company nor, to the Knowledge of the Company, any current or former director, officer, agent, employee or any other Person acting on behalf of the Company, has accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 3.15. Real Estate.

The Company does not own any real property. Schedule 3.15 contains a true and complete list of and briefly describes all real property leased by the Company. A true and complete copy of the leases related to such leased property has been provided to Buyer and such leases are in full force and effect and the Company owes no penalties thereunder. The Company has a valid leasehold interest in each parcel of leased real property. To the Knowledge of the Company, no event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a material default under any of such leases by the Company or by Buyer after the Closing or by any other party to any of such leases.

Section 3.16. Customers, Vendors and Suppliers.

Except as set forth on Schedule 3.16, to the Knowledge of the Company, there is no present intent of any significant customer, vendor or supplier of the business of the Company to discontinue or substantially alter its relationship as such with the Company or Buyer upon consummation of the transactions contemplated hereby.

Section 3.17. Environmental, Health and Safety.

The Company has complied in all material respects with any and all applicable environmental, health and safety Laws and Orders regarding the production, handling, treatment and disposal of toxic chemicals, materials and hazardous waste. The Sellers have delivered to Buyer all known internal and external environmental audits, assessments, reports, studies, documents and correspondence on environmental matters relating to the Company and the Company is in compliance in all material respects with applicable Laws relating to health, safety or the environment.

Section 3.18. Insurance.

Schedule 3.18 sets forth all of the policies of insurance now in effect covering the assets, properties and business of the Company and all products liability insurance maintained by the Company, and true and complete copies of each policy have been provided to Buyer. Such policies are in full force and effect as of the date hereof and will continue to be in full force and effect after the Closing until their ordinary expiration date. The Company has not received notice from any insurance carrier of any intention to terminate such policies. Except as set forth on Schedule 3.18, no claims are pending under any such policies and all premiums due and payable have been paid.

Section 3.19. Borrowings, Guarantees, Bank Accounts.

(a) Schedule 3.19 identifies all agreements and undertakings pursuant to which the Company:

(i) is borrowing or is entitled to borrow any money, including capital leases, letters of credit, obligations to pay deferred or contingent amounts and any other indebtedness;

(ii) is lending or has committed itself to lend any money; or

(iii) is a guarantor or surety with respect to the obligations of any Person.

(b) Schedule 3.19 also identifies all bank accounts used in connection with the operations of the Company, whether or not such accounts are held in the name of the Company, lists the respective signatories, and lists the names of all Persons holding a power of attorney from the Company with a summary statement of the terms thereof. True and complete copies of all the written agreements set forth on Schedule 3.19 have been delivered to Buyer.

Section 3.20. Taxes.

(a) The Company has filed all tax returns that it was required to file under applicable Laws. All such tax returns were true and complete in all material respects, were timely filed, and have been prepared in compliance with all applicable Laws. All taxes due and owing by the Company or for which the Company may be liable (whether or not shown on any tax return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any tax return. No claim known to the Company has ever been made by an authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no liens for taxes known to the Company upon any of the assets of the Company.

(b) The Company has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing through the Closing Date to any employee, independent contractor, creditor, stockholder or other third party.

(c) To the Knowledge of the Company, no authority intends to assess any additional taxes for any period for which tax returns have been filed. No foreign, federal, state or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to the Company. Except as set forth in Schedule 3.20(c), the Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed tax returns) any:

(i) notice indicating an intent to open an audit or other review;

(ii) request for information related to tax matters; or

(iii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted or assessed by any taxing authority against the Company.

(d) The Company has delivered to Buyer true and complete copies of all:

(i) Federal, state, municipal and foreign income tax returns filed by the Company since January 1, 2006; and

(ii) All correspondence pertaining to taxes received by the Company from any federal, state, municipal or foreign taxing authority since January 1, 2005.

(e) The Company has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

(f) The Company is not a party to or bound by any tax allocation, sharing or indemnity agreements or arrangements. The Company does not have any liability for the taxes of any Person under Treasury Regulations Section 1.1502 6 (or any corresponding provisions of state, local or foreign tax Law). The Company has never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income tax purposes.

(g) For purposes of this Agreement, “tax” or “taxes” means any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any governmental entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated or other charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

Section 3.21. Intellectual Property.

(a) Intellectual Property Assets. The term “Intellectual Property Assets” means:

(i) the phrase “Direct Drive Systems,” all fictional business names, trading names, product names, Internet domain names, logos, slogans, trade dress, trademarks and service marks used to identify the Company as the source for goods or services, whether registered or unregistered, and all applications and registrations therefor, and all common law rights and all goodwill associated therewith (collectively, “Marks”);

(ii) all U.S. and foreign patents, patent applications, patent disclosures, invention disclosures, inventions and discoveries that may be patentable and all rights related thereto, including all reissues, reexaminations, divisions, continuations, continuations-in-part, extensions or renewals of any of the foregoing (collectively, “Patents”);

(iii) all copyrights in both published works and unpublished works, mask works rights, database rights, moral rights and other rights of authorship, and all applications and registrations therefor (collectively, “Copyrights”);

(iv) software (including object code and source code) and databases; and

(v) all trade secrets and similar proprietary rights in confidential information, including know-how, information, customer lists, technical information, data, process technology, plans, drawings, blue prints, inventions, discoveries, improvements, processes, techniques, devices, formulae, patterns and methods, whether or not patentable or capable of being registered (collectively, “Trade Secrets”), owned, used or licensed (as licensee or licensor) by the Company or any entity previously acquired by the Company (an “Acquired Company”). Schedule 3.21(a) sets forth a true and complete list of all Patents, Copyrights and Marks used in the operation of the Company’s businesses and that are issued, registered, or for which an application to issue or register has been filed, indicating the owner, jurisdiction and application or registration number, as applicable.

(b) Agreements. Schedule 3.21(b) contains a true and complete list and summary description, including any royalties paid or received by the Company, of all contracts that transfer rights in the Intellectual Property Assets into or out of the Company to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which the Company is the licensee. There are no outstanding and, to the Knowledge of the Company, threatened, disputes or disagreements with respect to any such agreement.

(c) Know-How Necessary for the Business.

(i) The Intellectual Property Assets are all those necessary for the conduct of the Company’s businesses as described in the DDS Management Presentation, dated August 4, 2009. The Company is the owner of all right, title and interest in and to, or has a valid right and license to use, each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims. None of the Intellectual Property Assets are subject to a royalty to a third party. The Company has not granted any other Person an exclusive license to any Intellectual Property Asset .

(ii) All (a) former and current employees that have engaged in engineering, design development, or deployment at the Company, or that have contributed to engineering, design development, or deployment at the Company and (b) former and current consultants that have engaged in engineering, design development, or deployment at the Company, or that have contributed to engineering, design development, or deployment at the Company, have executed written contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries or information relating to the business of the Company. To the Knowledge of the Company, no employee of the Company has entered into any contract with a third party that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than the Company.

(d) Patents.

(i) As of the Closing Date, except as noted on Schedule 3.21(a), all of the issued Patents have been maintained by the proper payment of all maintenance fees, are not subject to any maintenance fees or patent office taxes falling due within 90 days after the Closing Date, and are, to the Knowledge of the Company, valid and enforceable.

(ii) No issued or pending Patent has been or is now involved in any interference, reissue, reexamination or post-allowance opposition proceeding. To the Knowledge of the Company, there is no patent or patent application of any third party that potentially supports an interference with any pending Patent or patent office opposition to an issued Patent.

(iii) To the Knowledge of the Company, no issued Patent is infringed or has been challenged or threatened in any way.

(iv) The Company has, within the last two years, taken commercially reasonable steps to mark all products made or sold under the issued Patents with the proper patent notice in accordance with 35 U.S.C. § 287.

(e) Trademarks.

(i) As of the Closing Date, all Marks that have been registered have been maintained by the proper payment of all maintenance fees and showings of proofs of use, are not subject to any maintenance fees or trademark office taxes falling due within 90 days after the Closing Date and are, to the Knowledge of the Company, valid and enforceable.

(ii) No registered Mark or Mark for which an application to register has been filed has been or is now involved in any opposition, invalidation or cancellation and, to the Knowledge of the Company, no such action is threatened with the respect to any of the Marks.

(iii) To the Knowledge of the Company, no Mark is infringed or has been challenged or threatened in any way.

(iv) The Company has, within the last two (2) years, taken commercially reasonable steps to mark all registered and material unregistered Company Marks used in the Company’s businesses with the proper trademark notice in accordance with 15 U.S.C. § 1111.

(f) Copyrights.

(i) As of the Closing Date, all the Copyrights that have been registered have been maintained by the proper payment of all maintenance fees, are not subject to any maintenance fees or copyright office taxes falling due within 90 days after the Closing Date, and are, to the Knowledge of the Company, valid and enforceable.

(ii) To the Knowledge of the Company, no registered Copyright or Copyright in any software used in the products made or distributed by the Company is infringed or,

to the Knowledge of the Company, has been challenged or threatened in any way. To the Knowledge of the Company, none of the subject matter of any of the registered Copyrights or Copyrights in any software used in the products made or distributed by the Company is a derivative work based on the work of a third party.

(iii) The Company has, within the last two years, taken commercially reasonable steps to mark all works encompassed by the registered Copyrights with the proper copyright notice in accordance with 17 U.S.C. § 401.

(g) Trade Secrets.

(i) With respect to each Trade Secret, any documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use by an operator of ordinary skill, trained in the normal course of business with respect to such Trade Secret.

(ii) The Company has entered into appropriate confidentiality agreements with each of its (a) former or current employees that have been engaged in engineering, design development, or deployment at the Company, or that have contributed to engineering, design development, or deployment at the Company and (b) former and current consultants that have engaged in engineering, design development, or deployment at the Company, or that have contributed to engineering, design development, or deployment at the Company.

(iii) To the Knowledge of the Company, the Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged or appropriated for the benefit of any Person (other than the Company) to the detriment of the Company. No Trade Secret is subject to any adverse claim in any proceeding or, to the Knowledge of the Company, has been challenged or threatened in any way.

(h) Software. No software that is an Intellectual Property Asset contains or is distributed with any third party software code (e.g., “copyleft” or “open source” code) whose use or distribution (i) requires the disclosure or licensing of any of Intellectual Property Asset to third parties or (ii) could otherwise impose any limitation, restriction or condition on the right or ability of the Company to use, distribute or provide access to any Intellectual Property Asset.

(i) Third Party Intellectual Property.

(i) The term “Third Party IP” means:

(A) all business names, trading names, product names, Internet domain names, logos, slogans, trade dress, trademarks, service marks, whether registered or unregistered, all applications and registrations therefor, all common law rights and all goodwill associated therewith;

(B) all U.S. and foreign patents, patent applications, patent disclosures, invention disclosures, inventions and discoveries that may be patentable, and all rights related thereto, including all reissues, reexaminations, divisions, continuations, continuations-in-part, extensions or renewals of any of the foregoing;

(C) all copyrights in both published works and unpublished works, mask works rights, database rights, moral rights and other rights of authorship, and all applications and registrations therefore;

(D) software (including object code and source code) and databases; and

(E) all trade secrets and similar proprietary rights in confidential information, including know-how, information, customer lists, technical information, data, process technology, plans, drawings, blue prints, inventions, discoveries, improvements, processes, techniques, devices, formulae, patterns and methods, whether or not patentable or capable of being registered;

(F) in the case of Clause (A) through (E) above (inclusive), owned or licensed (as licensee or licensor) by a third party.

(ii) The operation of the Company’s business as described in the DDS Management Presentation, dated August 4, 2009, does not infringe or misappropriate any Third Party IP.

(iii) The Company has not received any written notice in the past 12 months related to any alleged infringement or misappropriation of any Third Party IP by the Company.

Section 3.22. Employees and Labor Matters.

(a) Schedule 3.22(a) sets forth the following information for each employee and director of the Company and each individual who is employed by any staffing agency or other Person and assigned to provide services to the Company, including each employee on leave of absence: name; employing entities; date of hire; and job titles; and a list of any employment, retention, severance, incentive, bonus, change of control or other agreement entered with such Person. The list of salaries and bonuses for each employee and director of the Company and each individual who is employed by any staffing agency or other Person assigned to provide services to the Company, previously provided to Buyer, are true and complete.

(b) Except as set forth on Schedule 3.22(a), the Company is not a party to or bound by any express or implied, oral or written, employment contract or agreement (including collective bargaining agreement or other labor contracts) applicable to any of its employees or contractors or to any person employed by a staffing agency or other Person and assigned to provide services to the Company (collectively, “Company Workers”). The Company has not agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of the Company Workers. There is no question concerning representation as to any collective bargaining representative concerning any Company Worker and no labor union or representative thereof claims to or, to the Knowledge of the Company, seeks to represent any Company Worker and no union organizational campaign or representation petition is currently pending with respect to any Company Worker. There is no pending or threatened labor dispute, slowdown strike or work stoppage affecting the Company.

(c) All Company Workers and former Company Workers have been, or will have been on or before the Closing Date, paid in full all wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay and other compensation for all services performed by them that was accrued and payable to them up to the Closing Date. All wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay and other compensation for all services performed by Company Workers that was, or is, accrued by them up to the Closing Date that is not payable prior to the Closing Date is, or will be on or before the Closing Date, fully reflected on the accounting books of the Company.

(d) The Company has complied with all Laws applicable to obtaining, verifying and maintaining records evidencing its employees’ immigration status and ability to work in the United States. Accordingly, to the Knowledge of the Company, all Company Workers are lawfully authorized to work in the United States according to federal immigration law.

(e) No Company Worker is a party to, or bound by, any agreement or commitment or subject to any restriction containing confidentiality, proprietary rights, non-competition or other restrictive covenants which now or in the future may adversely affect the Company’s business or the performance by such Company Workers of their duties for the Company.

(f) Except as set forth on Schedule 3.22(f), no Company Worker is or may be entitled to a retention, change of control, bonus, severance or other payment in whole or in part because of:

(i) the termination of his or her employment or engagement with the Company; or

(ii) the transactions contemplated by this Agreement.

Section 3.23. Employee Benefit Plans.

(a) Schedule 3.23 provides a list of each of the following which is sponsored, maintained, provided or contributed to by the Company or any of its ERISA Affiliates (as defined below), whether directly or pursuant to the terms of an employee services or leasing arrangement with a staffing agency or leasing organization, or has been so sponsored, maintained, provided or contributed to within six years prior to the Closing Date, or with respect to which the Company or any of its ERISA Affiliates has any direct or indirect liability (each a “Plan”):

(i) “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

(ii) plan that would be an employee benefit plan described in clause (i) of this sentence if it was subject to ERISA, such as foreign plans and plans for directors;

(iii) equity bonus, equity ownership, equity option, restricted equity, equity purchase, equity appreciation rights, phantom equity or other equity-based compensation plan or arrangement;

(iv) bonus plan or arrangement, incentive award plan or arrangement, deferred compensation agreement or arrangement, change in control plan or arrangement, executive compensation or supplemental income arrangement, personnel policy, vacation policy, severance pay plan, policy or agreement, consulting agreement or employment agreement; and

(v) other employee benefit plan, agreement, arrangement, program, practice or understanding.

The term “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 4001(b)(l) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

Schedule 3.23 separately identifies each Plan that is directly sponsored, maintained, provided or contributed to by the Company or any of its ERISA Affiliates and sponsored, maintained, provided or contributed to by the Company or any of its ERISA Affiliates pursuant to the terms of an employee services or leasing arrangement with a staffing agency or leasing organization.

(b) True and complete copies of each of the Plans, and related trusts, if applicable, including all amendments thereto, have been delivered by the Company to Buyer. There has also been delivered by the Company to Buyer, to the extent applicable:

(i) the most recent annual or other report filed with each governmental entity;

(ii) the insurance contract and other funding agreement and all amendments thereto;

(iii) the most recent summary plan description;

(iv) the most recent audited accounts and actuarial report or valuation required to be prepared under applicable Laws; and

(v) the most recent determination letter or opinion letter issued by the Internal Revenue Service.

(c) Neither the Company nor any of its ERISA Affiliates contributes to or has any obligation to contribute to, and no Plan is, a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code. Each Plan that is intended to be qualified under Section 401(a) of the Code:

(i) satisfies the requirements of such Section;

(ii) is maintained pursuant to a prototype document approved by the Internal Revenue Service, or has received a favorable determination letter from the Internal Revenue Service regarding such qualified status;

(iii) has been amended as required by applicable Laws; and

(iv) has not been amended or operated in a way which would adversely affect such qualified status. As to any Plan that is intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code.

(d) The Company and its ERISA Affiliates have substantially performed all obligations, whether arising by operation of Law or by contract, required to be performed by them in connection with the Plans, and to the Knowledge of the Company, there have been no defaults or violations by any other party to the Plans. Each Plan has been established, documented, administered and operated in compliance with applicable Laws and its governing documents. There are no actions, suits or claims pending, (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Plans or their assets. All contributions required to be made to the Plans pursuant to their terms and the provisions of ERISA, the Code or any other applicable Law have been timely made. No act, omission or transaction has occurred which would result in imposition on the Company or any of its ERISA Affiliates of:

(i) breach of fiduciary duty liability damages under Section 409 of ERISA;

(ii) a civil penalty assessed pursuant to Section 502 of ERISA; or

(iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

To the Knowledge of the Company, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before the Internal Revenue Service, the Department of Labor or other governmental authority.

(e) Except as set forth on Schedule 3.23, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not:

(i) require the Company or any of its ERISA Affiliates to make a larger contribution to, or pay greater amounts or benefits under, any Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered; or

(ii) create or give rise to any additional vested rights, service credits or other benefits or payments under any Plan.

Except as set forth on Schedule 3.23, in connection with the consummation of the transactions contemplated by this Agreement, no payments of money or property, acceleration of benefits or provisions of other rights have or will be made hereunder, under the Plans or under any other agreement which, in the aggregate and with respect to the Company, its subsidiaries and their respective employees and other service providers, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(f) Each Plan which is an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, may be unilaterally amended or terminated in its entirety, in accordance with the terms thereof, without liability except as to benefits accrued thereunder prior to such amendment or termination.

(g) Each Plan is either not a deferred compensation plan subject to the requirements of Section 409A of the Code or has been established, maintained and operated in compliance with the provisions of Section 409A of the Code. Each stock option issued under the 2006 Plan does not provide for the deferral of compensation under Section 409A of the Code by reason of satisfying the requirements of Treasury regulation section 1.409A-1(b)(5)(i)(A). No Company Worker or other Person providing services to the Company or any of its ERISA Affiliates is entitled to a tax gross-up or similar payment for any tax or interest that may be due under Section 409A of the Code.

(h) The Company and its ERISA Affiliates have remitted to Administaff, or other staffing agency or leasing organization, if applicable, adequate funds to cover the complete remuneration and compensation of the employees providing services to the Company and its ERISA Affiliates and to fulfill any and all obligations and responsibilities under its agreement with Administaff or such other staffing agency or leasing organization on or before the contractually agreed upon date.

Section 3.24. Material Contracts.

(a) Schedule 3.24 sets forth a list as of the date of this Agreement of all oral and written agreements or arrangements entered into by the Company that are material to the Company’s business (the “Material Contracts”). Except as disclosed in Schedule 3.24, there are no agreements or arrangements entered into by the Company or to which the Company is bound that:

(i) involve commitments by the Company for terms of 12 months or longer;

(ii) involve the payment, or potential payment, of more than $100,000; or

(iii) contain a covenant not to compete (or similar arrangement) restricting the Company from competing or engaging in any line of business.

(b) True and complete copies of each Material Contract have been provided to Buyer. Except as disclosed in Schedule 3.24:

(i) each Material Contract represents a legal, valid and binding obligation of the Company, and to the Knowledge of the Company, any other Person party thereto, and is enforceable against the Company, and to the Knowledge of the Company, any other Person party thereto, in accordance with its terms, except as such enforceability may be limited by Laws affecting creditors rights and general principals of equity;

(ii) no Material Contract has been terminated, and neither the Company nor, to the Knowledge of the Company, any other Person is in material breach or default thereunder, and to the Knowledge of the Company, no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to the Company or acceleration thereunder; and

(iii) no party has asserted or has (except by operation of law) any right to offset, discount or otherwise abate any amount owing under any Material Contract except as expressly set forth in such Material Contract.

(c) Except as set forth on Schedule 3.24(c), no Seller is a party to any oral or written agreement or arrangement with the Company or in any manner relating to or in any way affecting a Seller’s Shares.

Section 3.25. Disclosure.

To the Knowledge of the Company, there is no information or fact (other than general economic or industry conditions) that has or would reasonably be expected to have a material adverse effect on the Company that has not been disclosed to the Buyer in this Agreement (including the Exhibits and Schedules hereto).

Section 3.26. Transactions with Directors, Officers, Affiliates, etc.

Schedule 3.26 lists and sets forth a brief summary of all existing agreements and arrangements with any director, officer, member, partner, employee of or holder of any equity interest in the Company or any affiliate of the foregoing.

Section 3.27. Absence of Changes.

Except as set forth on Schedule 3.27 or on the Financial Statements, since December 31, 2008:

(a) there has not been any change, effect, event or occurrence that is or would be reasonably expect to have material adverse effect on the Company’s financial conditions, results of operations, business, properties, assets or operations;

(b) the Company has operated and maintained its business in the ordinary course;

(c) there has not been any change by the Company in accounting or tax reporting principles, methods or policies;

(d) the Company has not made or rescinded any election relating to taxes, settled or compromised any claim relating to taxes; and

(e) the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $200,000 in the aggregate.

Section 3.28. HSR.

The Company does not meet the size of person test set forth in the HSR Act, at 15 USC § 18a(a)(2)(B).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

Section 4.1. Incorporation, Existence, Authority and Binding Obligation.

Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the performance of the transactions contemplated hereby and thereby have been duly and validly approved by such action necessary on behalf of Buyer. This Agreement and each other Transaction Documents to which Buyer is a party has been or will be duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party to this Agreement and the other Transaction Documents) constitutes the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by Laws affecting creditors’ rights or general principals of equity.

Section 4.2. No Conflict.

The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party does not and will not:

(a) conflict with or violate the certificate of incorporation or bylaws of Buyer;

(b) conflict with or violate any Law or Order applicable to Buyer (assuming the condition in Section 6.2(g) is satisfied); or

(c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any indenture, contract, agreement, lease, license, Permit or other instrument relating to any material assets or properties to which Buyer is a party or by which any of its respective material assets or properties is bound or affected, except for any such breach, default, conflict or violation described in clause (b) or (c) that would not reasonably be expected to have an adverse effect on the ability of Buyer to perform its obligations under this Agreement or any of the other Transaction Documents.

Section 4.3. Brokers.

Any broker, finder or investment banker who may be entitled to brokerage, finder’s or other fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer will be compensated by Buyer.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1. Conduct of Business Prior to the Closing.

(a) The Company covenants and agrees that, between the date of this Agreement and the Closing Date, it will continue to conduct the Company’s business in the ordinary course and use reasonable efforts to preserve its present business operations and organizations consistent with its past practice except for actions expressly permitted or prescribed by this Agreement, matters incident to carrying out this Agreement, and such further matters as may be consented to by Buyer in advance in writing. Specifically in this regard (but not limited to the following examples), except as disclosed to Buyer in this Agreement (including the Schedules hereto) or otherwise agreed in writing in advance by Buyer, following the date of this Agreement, the Company shall not:

(i) declare or make any dividends or distributions of cash or property;

(ii) make a loan, advance or capital contribution to any Person;

(iii) amend or modify any of its organizational documents;

(iv) sell, transfer, lease or dispose of any assets of the Company or impose any liens on the assets of the Company other than sales of inventory in the ordinary course of business;

(v) make any representations to the Company’s employees or any other Person regarding their continued employment or terms and conditions thereof, nor establish any new obligations binding the Company to any salary increases, bonuses, retention bonuses, awards under the 2006 Plan, employee benefits, change in control or severance payments or long term incentives for such employees or other Persons;

(vi) transfer, assign, pledge, convey or grant any ownership interest or exclusive license or rights to any Intellectual Property Asset, except in the ordinary course of business; grant any material nonexclusive licenses to any Intellectual Property Asset, except in the ordinary course of business, or license to any Person, or otherwise extend, amend or modify any Person’s rights to any Intellectual Property Asset, except in the ordinary course of business;

(vii) take or cause to be taken any action that could reasonably be expected to delay or adversely affect the consummation of the transactions contemplated hereby or that could reasonably be expected to result in any of the representations and warranties contained in Article III becoming untrue or inaccurate in any material respect; or

(viii) agree in writing or otherwise to do any of the foregoing.

(b) The Company shall not amend any Plan or establish any new Plan. The Company will, however, assist Buyer in its identification of and arrangements for or creation of incentives for the retention of any such key employees on terms and conditions as may be acceptable to and for the sole account and expense of Buyer.

(c) Each Seller covenants and agrees that it shall cause the Company to comply with this Section 5.1 and it shall not sell, assign, transfer or dispose (or agree in writing or otherwise to do any of the foregoing) of any Shares other than pursuant to this Agreement.

Section 5.2. Books and Records.

(a) The Sellers acknowledge and agree that from and after the Closing Date, Buyer will be entitled to the originals of all books and records of the Company and the Sellers shall cause the Company to deliver such books and records to Buyer at the Closing.

(b) If, in order to properly prepare documents required to be filed with applicable governmental authorities (including taxing authorities) or the Company’s financial statements, it is necessary that Buyer or any Seller or any successors thereto be furnished with additional information relating to the Company or its assets, and such information is in the possession of such other party, such party agrees to use its reasonable efforts to furnish such information to such other party, at the cost and expense of the party being furnished such information.

Section 5.3. Tax Matters.

(a) Pre-Closing Covenants. From the date of this Agreement until the Closing, without the prior written consent of Buyer, which shall not be unreasonably withheld, the Company shall not:

(i) make or change any election;

(ii) change an annual accounting period;

(iii) adopt or change any accounting method;

(iv) file any amended tax return;

(v) enter into any closing agreement with a tax authority;

(vi) settle any tax claim or assessment relating to the Company, intentionally surrender any right to claim a refund of taxes;

(vii) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Company,

if such matter described above would have the effect of increasing the tax liability of the Company for any period ending after the Closing Date or decreasing any tax attribute of the Company existing on the Closing Date.

(b) Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company which are filed after the Closing Date.

(c) Cooperation on Tax Matters.

(i) Buyer, the Company and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by the other parties (as applicable), in connection with the filing of tax returns pursuant to this Section 5.3 and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Sellers’ Representative agree:

(A) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Sellers’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and

(B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sellers’ Representative, as the case may be, shall allow the other party to make copies of such books and records.

(ii) Buyer and the Sellers further agree to use their reasonable efforts to lawfully mitigate, reduce or eliminate any tax that may be imposed (including with respect to the transactions contemplated herein) on the Company or the Sellers for any taxable period, provided that Buyer shall be under no obligation to do so if such action has the effect of increasing any tax liability of the Company for any post-Closing period.

(iii) Buyer and the sellers further agree, upon request, to provide each other with all information that either party may be required to report pursuant to Code Section 6043 or 6043(A), or any treasury regulations promulgated thereunder.

(d) Transfer Taxes. Buyer, on the one hand, and the Sellers, on the other hand, shall each be responsible for, and shall indemnify the other against, 50% of the payment of all state and local transfer, sales, use, stamp, registration or other similar taxes resulting from the transactions contemplated by this Agreement.

(e) Proration of Taxes. In the case of taxes that are payable with respect to any taxable period that begins before and ends after the Closing Date, the portion of any such taxes that is attributable to the portion of the taxable period ending on the Closing Date shall be:

(i) in the case of taxes that are either based upon or related to income or receipts or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable period of the Company (and each partnership in which the Company and its subsidiaries is a partner) ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii) in the case of taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire taxable period (or, in the case of such taxes determined on an arrears basis, the amount of such taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire taxable period.

Section 5.4. Release and Termination. EFFECTIVE AS OF THE CLOSING, EACH SELLER HEREBY IRREVOCABLY, UNCONDITIONALLY AND FOREVER ACQUITS, RELEASES AND DISCHARGES THE COMPANY (BUT NOT BUYER, EXCEPT IN ITS CAPACITY AS A STOCKHOLDER OF THE COMPANY AFTER THE CLOSING) AND EACH OF ITS RESPECTIVE PAST, PRESENT OR FUTURE OFFICERS, DIRECTORS, EMPLOYEES, PARENTS, SUBSIDIARIES, AFFILIATES, ATTORNEYS, AGENTS, REPRESENTATIVES, PRINCIPALS, MEMBERS, PARTNERS, STOCKHOLDERS (BUT WITH RESPECT TO STOCKHOLDERS, ONLY FUTURE STOCKHOLDERS), SUCCESSORS, PREDECESSORS AND ASSIGNS (INDIVIDUALLY AND COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL DEBTS, OBLIGATIONS, LOSSES, COSTS, PROMISES, COVENANTS, AGREEMENTS, CONTRACTS, ENDORSEMENTS, BONDS, CONTROVERSIES, SUITS, ACTIONS, CAUSES OF ACTION, RIGHTS, LIABILITIES, JUDGMENTS, SETTLEMENTS, CONTRIBUTIONS, ATTORNEYS’ FEES, INTEREST, DAMAGES, PUNITIVE DAMAGES, EXPENSES, CLAIMS, POTENTIAL CLAIMS, COUNTERCLAIMS, CROSS-CLAIMS, OR DEMANDS, IN LAW OR IN EQUITY, ASSERTED OR UNASSERTED, EXPRESS OR IMPLIED, FORESEEN OR UNFORESEEN, SUSPECTED OR UNSUSPECTED, KNOWN OR UNKNOWN, MATURED OR UNMATURED, CONTINGENT OR VESTED, LIQUIDATED OR UNLIQUIDATED, OF ANY KIND OR NATURE OR DESCRIPTION WHATSOEVER, FROM THE BEGINNING OF TIME TO THE CLOSING, THAT SELLER HAD, PRESENTLY HAS OR MAY HEREAFTER HAVE OR CLAIM OR ASSERT TO HAVE AGAINST ANY OF THE RELEASED PARTIES, EXCEPT (1) FOR RIGHTS UNDER THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND (2) WITH RESPECT TO ANY SELLER THAT IS A DIRECTOR OR OFFICER OF THE COMPANY, RIGHTS FOR INDEMNIFICATION UNDER APPLICABLE LAW, THE COMPANY’S

ORGANIZATIONAL DOCUMENTS OR THE COMPANY’S DIRECTORS AND OFFICERS INSURANCE POLICIES. THIS RELEASE IS INTENDED TO BE COMPLETE, GLOBAL AND ALL ENCOMPASSING AND SPECIFICALLY INCLUDES CLAIMS THAT ARE KNOWN, UNKNOWN, FIXED, CONTINGENT OR CONDITIONAL.

Section 5.5. Use of Name.

Each Seller hereby agrees that from and after the Closing Date, neither such Seller nor any of its affiliates will have any rights to directly or indirectly use, or otherwise exploit any of the Marks, alone or in combination with any other word, or any derivations thereof that would reasonably be expected to be confused therewith or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia confusingly similar thereto.

Section 5.6. Governmental Consents.

(a) Except for the filings and notifications made pursuant to the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, and the Federal Trade Commission Act of 1914, as amended (collectively, the “US Antitrust Laws”), to which Section 5.6(b), and not this Section 5.6(a), will apply, promptly following the execution of this Agreement, the parties will proceed to prepare and file with the appropriate government authorities such registrations, requests, reports, declarations, filings, Permits and notices that are necessary in order to consummate the transactions contemplated by the Transaction Documents and will diligently and expeditiously prosecute, and will cooperate fully with each other in the prosecution of, such matters.

(b) If required by applicable Law, promptly following the execution of this Agreement, but in no event later than 10 business days following the date of this Agreement, the parties will file, or cause to be filed by their respective “ultimate parent entities,” with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notifications and accompanying information (if any) required to be filed under the HSR Act with respect to the transactions contemplated in this Agreement and the other Transaction Documents. Each party will also prepare and file with the FTC and the DOJ such additional information as may be required in connection with clearances under the HSR Act, and will diligently and expeditiously prosecute the same. The Company and Buyer will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any other applicable Law, and will cooperate with each other in the prosecution of all registrations, requests, reports, declarations, filings, Permits and notices thereunder. The Company and Buyer will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, DOJ or any other governmental authority.

(c) From the date of this Agreement through the date of termination of the required waiting period under the HSR Act, the parties to this Agreement will not take any action that could reasonably be expected to hinder or delay the obtaining clearance or the expiration of the required waiting period under the HSR Act or any other applicable Law. The parties to this

Agreement agree to cooperate with each other in obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Law. Notwithstanding anything to contrary contained herein, none of the parties hereto will be required to:

(i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company, Buyer or any of their respective affiliates;

(ii) terminate such existing relationships and contractual rights and obligations of the Company, Buyer or any of their respective affiliates;

(iii) terminate any relevant venture or other arrangement; or

(iv) effectuate any other change or restructuring of the Company, Buyer or any of their respective affiliates (or, in each case, to enter into agreements or stipulate to the entry of an order or decree with the FTC, DOJ or other governmental authority).

Section 5.7. Consents and Notices.

(a) After the date of this Agreement and prior to the Closing, the Company and each Seller will use commercially reasonable efforts to provide all notices and obtain each waiver, consent, Permit or Order required to be obtained, whether under any oral or written agreement or arrangement or otherwise, in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or any Seller or the consummation of the transactions contemplated hereby or thereby or for preventing the termination of any right, privilege, Permit, certificate, agreement or arrangement of the Company upon the consummation of the transactions contemplated hereby or thereby, including those set forth on Schedule 3.7.

(b) The Sellers and the Company shall give prompt notice to Buyer of:

(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by such Seller or the Company in Article III to be untrue or inaccurate at or prior to the Closing; or

(ii) any failure of the Company or such Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder prior to the Closing.

Section 5.8. Instructions Regarding Payments from Escrow Account.

In the event that a party is entitled to receive payment or distribution under the Escrow Agreement, or any interest or earnings on any of such amounts held thereunder, the applicable parties shall execute such documents and instructions, including joint instructions to the Escrow Agent, as necessary to authorize or effect such payment or distribution.

Section 5.9. Employee and Benefit Matters.

(a) With the exception of those Company Workers identified in writing by Buyer to Sellers’ Representative prior to Closing, all Company Workers employed or co-employed by the Company as of the Closing Date shall remain employed (or co-employed, as applicable) by the Company, Buyer or an affiliate of Buyer immediately following the Closing (each such Company Worker, a “Retained Employee”) at the base salary or wage rate that applies to such Retained Employee prior to the Closing. Nothing in this Agreement is intended to, or shall be interpreted to require, the Company, Buyer or any affiliate of Buyer to continue the employment of any Retained Employee for any period of time following the Closing Date. Further, nothing contained in this Agreement is intended to, or shall be interpreted to, prevent the Company, Buyer or any affiliate of Buyer from making future changes in the terms and conditions of employment (including the compensation) of any Retained Employee.

(b) If any portion of the payments and benefits to be provided to a director of the Company or a Company Worker in connection with the transactions contemplated by this Agreement will constitute a “parachute payment” under Section 280G of the Code, then, subject to the prior review and approval of Buyer, the Company shall seek shareholder approval of such payments in a manner that satisfies the requirements of Section 280G(b)(5) of the Code. On or before the date that is five business days before the Closing Date, the Company shall provide to Buyer an original, fully executed copy of all shareholder consents, if any, obtained pursuant to the provisions of this paragraph.

(c) Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any benefit plan, program or agreement sponsored, maintained or contributed to by the Company, Buyer or any of their respective affiliates.

Section 5.10. No Transfer, Exercise or Conversion.

After the date of this Agreement, no Seller shall:

(a) convey, assign or otherwise transfer any, or interest in any, Shares, Warrants of Options (except in connection with the consummation of the transactions contemplated by this Agreement); or

(b) exercise any Option or Warrant.

Section 5.11. Joinder.

Promptly following the date of this Agreement, the Company and the Sellers shall cause the Persons identified on Schedule 5.11 to execute a Joinder Agreement, substantially in the form of Exhibit E attached hereto, which will provide that upon execution thereof, such Person is a Seller for all purposes of this Agreement.

Section 5.12. Conversion of Preferred Stock; Stockholders Agreement.

(a) Each holder of Class A Preferred Stock and Class B Preferred Stock hereby agrees that as of immediately prior to, and contingent upon the occurrence of, the Closing, all shares of Class A Preferred Stock and Class B Preferred Stock held by such holder shall be converted into shares of Common Stock in accordance with Article 4, Section 4.4A(ii) of the Company’s certificate of incorporation.

(b) The Company shall provide the notice required by Section 10(a) of the Stockholders Agreement that the Transaction Documents are an Approved Sale pursuant to the Stockholders Agreement to all Stockholders who did not sign the Written Consent.

Section 5.13. Further Assurances.

Each party hereto shall, at its own cost and expense, at any time and from time to time after the Closing Date, upon reasonable request, use its commercially reasonable efforts to:

(a) do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, transfers or assignments as may be required to consummate the transactions contemplated hereby in accordance with the terms hereof and

(b) take such other actions as may be reasonably required in order to carry out the intent of this Agreement;

provided that in no event shall any party hereto be required to take any action which increases in any way the liability of such party or which, in the opinion of its counsel, is unlawful or would or could constitute a violation of any Law or require any additional approval of any governmental authority.

ARTICLE VI

CONDITIONS TO THE CLOSING

Section 6.1. Conditions to Obligations of the Sellers.

The obligations of the Sellers to consummate the transactions contemplated by this Agreement will be subject to the fulfillment by Buyer, at or prior to the Closing, of each of the following conditions (unless waived in writing by the Sellers’ Representative):

(a) Closing Deliveries. The Sellers’ Representative shall have received the closing deliveries of Buyer set forth in Section 2.4(a).

(b) Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in Article IV will be true and correct in all respects as of the Closing, other than such representations and warranties as are expressly made as of another date, which will be true and correct in all respects as of such date.

(c) Compliance with Covenants. All covenants contained in this Agreement to be complied with by Buyer on or before the Closing will have been complied with in all material respects.

(d) No Adverse Order. No foreign, U.S. or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto will use their commercially reasonable efforts to have any such Order vacated on or before the date of termination (such termination to occur as set forth in Article VIII).

(e) HSR. If required by applicable Law, all waiting periods specified under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the transactions contemplated by this Agreement shall have lapsed or terminated.

(f) Employee Incentive Plan. Sellers’ Representative shall have received evidence of Buyer’s approval of a performance based $5,000,000 employee retention bonus plan.

Section 6.2. Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment by the Sellers, at or prior to the Closing, of each of the following conditions (unless waived in writing by Buyer):

(a) Closing Deliveries. Buyer shall have received the closing deliveries of each Seller, the Sellers’ Representative and the Company set forth in Section 2.4(a).

(b) Accuracy of Representations and Warranties. The representations and warranties of each Seller contained in:

(i) Sections 3.1 through 3.5 (inclusive) will be true and correct in all respects as of the Closing (other than such representations and warranties as are expressly made as of another date, which will be true and correct in all respects as of such date); and

(ii) Article III (other than the representations and warranties contained in Sections 3.1 through 3.5 (inclusive)) will be true and correct in all material respects as of the Closing, other than such representations and warranties as are expressly made as of another date, which will be true and correct in all material respects as of such date, and other than such representations and warranties which are qualified by materiality, which shall be true and correct in all respects.

(c) Compliance with Covenants. All covenants contained in this Agreement to be complied with by the Sellers and the Company on or before the Closing will have been complied with in all material respects.

(d) No Adverse Order. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto will use their best efforts to have any such Order vacated on or before the date of termination (such termination to occur as set forth in Article VIII).

(e) No Litigation. No suit, claim, cause of action, arbitration, investigation or other proceeding contesting, challenging or seeking to alter, enjoin or adversely affect the sale and purchase of the Shares or any other transaction contemplated hereby will be pending or, to the knowledge of any of the parties hereto, threatened.

(f) Approvals and Consents. The Sellers and the Company shall have delivered to Buyer evidence satisfactory in form and substance to Buyer of the provision of all notices and the obtainment of all waivers, consents, Permits and Orders set forth in Schedule 3.7.

(g) HSR. If required by applicable Law, all waiting periods specified under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the transactions contemplated by this Agreement shall have lapsed or terminated.

(h) Resignations. Buyer shall have received executed resignations of each of the directors of the Company as of the Closing and the officers of the Company reasonably requested by Buyer, substantially in the form attached hereto as Exhibit C.

(i) Amendment to License Agreement. Buyer shall have received a fully executed copy of the amendment to the Calnetix License Agreement, acceptable in form and substance to Buyer.

(j) Services Agreement. Buyer shall have received a fully executed copy of a services agreement between the Company and Calnetix, Inc., substantially in the form attached as Exhibit D hereto.

(k) Good Standing Certificate. Buyer shall have received a good standing certificate from the Company, issued by the Secretary of State for the State of Delaware, and a certificate of foreign qualification and good standing (as applicable) for the Company from the appropriate public official for each state in which the Company conducts business, each dated as of a recent date relative to the Closing.

(l) Joinder Agreements. Buyer shall have received executed joinder agreements from each of the Persons set forth in Schedule 5.11, substantially in the form attached as Exhibit E hereto.

(m) Other Documents. Buyer shall have received all other documents reasonably requested by Buyer to be delivered by any Seller or the Company in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Loss Defined; Indemnities.

For purposes of this Article VII, the term “Loss” will mean and include any and all liability, loss, diminution in value, damage, claim, expense, cost, expense, fine, fee, penalty, breach, legal fee, disbursement, obligation or injury resulting from any and all claims, actions, suits, demands, assessments, investigations, judgments, awards, arbitrations, audits, administrative orders or other proceedings; provided that Loss shall not include an Excluded Loss. For purposes of this Article VII, the term “Excluded Loss” shall mean any Loss incurred by a Buyer Indemnitee resulting exclusively from: (a) a counterclaim for patent infringement or other claims for damages as a result of the use of any of the Intellectual Property Assets by a third party in a Buyer Patent Infringement Suit; or (b) a claim for patent infringement or other claims for damages as a result of the use of any of the Intellectual Property Assets filed by a third party in a separate legal action that (i) would not have been filed by such third party but for a Buyer Patent Infringement Suit and (ii) is filed within 90 days of the date that Buyer files the Buyer Patent Infringement Suit described in subparagraph (b)(i) above. Sellers’ Representative shall bear the burden of proving that a Loss is an Excluded Loss. As used in this Article VII, the term “Buyer Indemnitees” means Buyer and any present or future officer, director, employee, affiliate, stockholder or agent of Buyer and, after the Closing, the Company and any present or future officer, director, employee, affiliate, stockholder or agent of the Company as of immediately following the Closing; the term “Seller Indemnitees” means each Seller and, to the extent a Seller is not an individual, any present or future officer, director, employee, affiliate, stockholder or agent of each Seller.

Section 7.2. Indemnification by Sellers.

Subject to the other terms, conditions and limitations of this Agreement, the Sellers, jointly and severally, shall indemnify, defend and hold harmless each Buyer Indemnitee from and against any and all Losses suffered or incurred by any Buyer Indemnitee that arise out of, relate to or result from:

(a) unpaid taxes that are attributable to periods (or portions thereof) ending on or before the Closing Date, and that have not been accrued for purposes of calculating Net Working Capital in accordance with Section 2.3 other than as a result of elections made by the Company or actions taken by the Company that are inconsistent with past positions and practices of the Company, in each case where such election or action is made or taken on or after the Closing Date and not required by or to comply with Law;

(b) any breach of any Seller representation or warranty in Article III;

(c) the breach or violation of any covenant or obligation of the Company before Closing or any Seller under this Agreement;

(d) any non-compliance with applicable Laws relating to the employment of any Company Worker to the extent that such Loss arises from or relates to actions or events occurring prior to the Closing;

(e) any Transaction Costs, to the extent not paid prior to the Closing or accrued for purposes of calculating Net Working Capital in accordance with Section 2.3;

(f) any Pre-Closing Liabilities (the “Seller Indemnified Liabilities”); and

(g) the failure of any Person to deliver at the Closing for transfer to Buyer any certificates representing shares of outstanding capital stock of the Company or Warrants or Options and the election by Buyer (in its sole discretion) to waive any of the conditions to Closing set forth in Section 6.2 as a result of such failure, but only to the extent such Losses suffered by Buyer are in excess of the amounts Buyer would have been required to pay for such shares of outstanding capital stock of the Company or Warrants or Options pursuant to Section 2.4(b)(D) of this Agreement and such Losses were not otherwise included in the calculation of Transaction Costs.

Section 7.3. Indemnification by Buyer.

Subject to the other terms, conditions and limitations of this Agreement, Buyer shall indemnify, defend and hold harmless each Seller Indemnitee from and against any and all Losses suffered or incurred by any Seller Indemnitee that arise out of, relate to or result from:

(a) any breach of any Buyer representation or warranty in Article IV; and

(b) any breach or violation of any covenant or obligation in this Agreement of Buyer.

Section 7.4. Procedures for Indemnification.

As used herein, an “Indemnified Party” means a party seeking indemnification pursuant to Section 7.2 or Section 7.3 hereof, as applicable, and the term “Indemnifying Party” means the party who is obligated to provide indemnification under Section 7.2 or Section 7.3, as applicable. The Indemnified Party agrees to give the Indemnifying Party prompt written notice of any event, or any claim, action, suit, demand, assessment, investigation, arbitration or other proceeding by or in respect of a third party (a “3rd Party Claim”) of which it has knowledge, for which such Indemnified Party is entitled to indemnification under this Article VII. In the case of a 3rd Party Claim, the Indemnifying Party will have the right to direct, through counsel of its own choosing, the defense or settlement of any such 3rd Party Claim at its own expense (and the Indemnified Party may participate in such defense at its own expense); provided, however, that the Indemnifying Party will not have the right to so direct if the Indemnifying Party is a Seller and the estimated amount of Loss related to such 3rd Party Claim exceeds the then remaining Escrowed Amount. The Indemnified Party will promptly provide the Indemnifying Party with access to the Indemnified Party’s records and personnel relating to any such 3rd Party Claim during normal business hours and will otherwise cooperate with the Indemnifying Party in the defense or settlement of such 3rd Party Claim, and the Indemnifying Party will reimburse the Indemnified Party for all of its reasonable out of pocket costs and expenses paid to third parties. The Indemnified Party will not pay, or permit to be paid, any part of any claim or demand arising from such 3rd Party Claim, unless the Indemnifying Party consents in writing to such payment (which consent will not be unreasonably withheld) or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnified Party is entered against the Indemnified Party for such liability. No such 3rd Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, which consent will not be unreasonably withheld, unless the judgment or proposed settlement involves only the payment of money damages and does not seek to impose equitable relief. If the Indemnifying Party fails to defend or fails to prosecute or withdraws from such defense, then the Indemnified Party will have the right to undertake the defense or settlement thereof, and seek reimbursement hereunder. If the Indemnified Party assumes the defense of such 3rd Party Claim pursuant to this Section 7.4 and proposes to settle such claim prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party will give the Indemnifying Party prompt written notice thereof and the Indemnifying Party will have the right to participate in the settlement or assume or reassume the defense of such 3rd Party Claim. If the Indemnifying Party does not direct the defense or settlement of a 3rd Party Claim because of the proviso in the third sentence of this Section 7.4, the Indemnified Party will not settle such 3rd Party Claim without the written consent of the Indemnifying Party, which consent will not be unreasonably withheld. For purposes of this Section 7.4, the Sellers’ Representative shall have the authority to act on behalf of the Sellers and Buyer shall be permitted to rely on the actions of the Sellers’ Representative and to serve notice to the Sellers’ Representative rather than the Sellers.

Section 7.5. Escrow.

(a) The Escrow Agreement will provide for the Escrow Agent thereunder to hold the Escrowed Amount as security for the payment of any claims for Losses to which Buyer Indemnitees are entitled pursuant to Section 2.3(d), Section 5.3, Section 7.2 and Section 9.14, in accordance with the terms of this Section 7.5 and subject to any limitations on claims set forth in this Article VII. Any claims for Losses pursuant to the preceding sentence shall be satisfied out of the amounts held in the Escrow Account generally regardless as to whether any individual Seller or all of the Sellers are obligated to make any such payment.

(b) On the first anniversary of the Closing Date, all then remaining amounts held in the Escrow Account that exceed Six Million Dollars ($6,000,000), if any, shall be distributed to the Sellers in accordance with their individual Escrow Percentage, except the aggregate amount of then outstanding claims for Losses made by Buyer Indemnitees that have not been resolved and satisfied (if applicable) shall remain in the Escrow Account until such claims have been resolved and satisfied, and thereafter all remaining amounts that exceed Six Million Dollars ($6,000,000) shall be distributed to the Sellers in accordance with their individual Escrow Percentage.

(c) On the third anniversary of the Closing Date, all then remaining amounts held in the Escrow Account, including interest and earnings thereon, shall be distributed to the Sellers in accordance with their individual Escrow Percentage, except the aggregate amount of then outstanding claims for Losses by Buyer Indemnitees that have not been resolved and satisfied (if applicable) shall remain in the Escrow Account until such claims have been resolved and satisfied, and thereafter all remaining amounts shall be distributed to the Sellers in accordance with each Seller’s Escrow Percentage.

(d) To the extent that the Sellers do not reimburse any Buyer Indemnitee within five business days after notice from Buyer Indemnitee for any amounts to which such Buyer is entitled pursuant to Section 2.3(d), Section 5.3, Section 7.2 and Section 9.14, then such Buyer Indemnitee shall be entitled at any time and from time to time, to deliver to the Escrow Agent written notice (a “Escrow Claim Notice”) instructing the Escrow Agent to deliver to such Buyer Indemnitee such portion of the Escrowed Amount as shall satisfy its claim for the amount owed by the Sellers to Buyer Indemnitee (a “Escrow Claim”), which notice shall specify with particularity the nature and amount of the Escrow Claim, including the provision of this Agreement entitling such Buyer Indemnitee to such Escrow Claim. Any such Escrow Claim Notice provided by Buyer Indemnitee to the Escrow Agent shall also be simultaneously provided to the Sellers’ Representative. The Sellers’ Representative may within 10 business days after receiving an Escrow Claim Notice give written notice to Buyer Indemnitee and the Escrow Agent of any objection thereto (the “Objection Notice”), which notice shall specify with particularity the nature and basis for the Sellers’ objection. In the event that the Sellers’ Representative fails to timely deliver an Objection Notice, then Buyer and the Sellers’ Representative shall direct the Escrow Agent to disburse to Buyer Indemnitee such portion of the Escrowed Amount as shall satisfy such Escrow Claim set forth in such Escrow Claim Notice. If the Sellers’ Representative timely delivers an Objection Notice, then Buyer and the Sellers’ Representative shall promptly, and in any event within 30 business days after Buyer Indemnitee’s receipt of the Objection Notice, meet to attempt to resolve any disputes with respect thereto. If Buyer and the Sellers’ Representative are unable to resolve a dispute, such dispute shall be resolved in accordance with the provisions set forth in Section 9.12. Except as otherwise provided in this Section 7.5, disbursements of the Escrowed Amount shall be governed by the Escrow Agreement. All fees, costs and expenses of the Escrow Agent with respect to the Escrow Agreement shall be paid 50% by Sellers from the Escrowed Amount and 50% by Buyer.

Section 7.6. Survival Limitation.

(a) All representations and warranties made by each party in this Agreement and in the disclosure schedules attached hereto and the other documents contemplated hereby shall survive the Closing Date for a period of one year; except for:

(i) the representations and warranties in Section 3.20 (Taxes) and Section 3.23 (Employee Benefit Plans), which shall survive until the expiration of the applicable statute of limitations;

(ii) the representations and warranties in Section 3.21 (Intellectual Property), which shall survive the Closing Date for a period of four years; and

(iii) the representations and warranties in Section 3.1 (Incorporation; Existence; Good Standing; Power and Authority; Qualification), Section 3.2 (Due Execution; Binding Obligation), Section 3.3 (Certificate of Incorporation, Bylaws and Minutes), Section 3.4 (Capitalization; Sellers’ Ownership of Shares) and Section 3.5 (No Conflict), which shall survive indefinitely.

(b) Any claims for indemnification for breach of any representations or warranties under this Agreement, the disclosure schedules and the other documents contemplated hereby must be asserted within the applicable survival period for such representation and warranty set forth in this Section 7.6. The covenants and agreements of each party hereto contained in this Agreement shall survive for the relevant statute of limitations period, unless a different period is expressly provided for herein. Any claim asserted in writing prior to the expiration of the applicable survival period shall survive (but only with respect to such claim) until such claim is resolved and payment in respect thereof, if any is owing, is made.

Section 7.7. Limitations on Indemnification and Payment of Damages.

(a) Buyer shall not make a claim (other than for taxes, Transaction Costs or pursuant to Section 7.2(g)) under Section 7.2 hereof until the aggregate amount of indemnifiable Losses to Buyer Indemnitees exceeds $750,000.

(b) The Sellers shall not make a claim under Section 7.3 hereof until the aggregate amount of indemnifiable Losses to Seller Indemnitees exceeds $750,000.

Section 7.8. Cap.

Notwithstanding anything to the contrary in this Article VII, in no event shall the Company prior to Closing or the Sellers after the Closing be required to make aggregate payments in respect of Seller Indemnified Liabilities arising out of Section 7.2(b) (other than pursuant to a breach of a representation or warranty contained in Section 3.1 through Section 3.5 (inclusive)) and Section 7.2(f) in excess of Eight Million Dollars ($8,000,000) (the “Cap”); provided, however, that the aggregate payments in respect of Seller Indemnified Liabilities arising out of claims under Section 7.2(b) (other than pursuant to a breach of a representation or warranty contained in Section 3.1 through Section 3.5 (inclusive)) and Section 7.2(f) that are first asserted in writing after the first anniversary of the Closing Date shall not exceed the lesser of

(i) Six Million Dollars ($6,000,000); and

(ii) the amount equal to

(A) the Cap MINUS

(B) any payments made in respect of Seller Indemnified Liabilities arising out of Section 7.2(b) (other than pursuant to a breach of a representation or warranty contained in Section 3.1 through Section 3.5 (inclusive)) and Section 7.2(f) that were first asserted in writing on or before the Closing Date.

In no event shall any Seller be liable to make any payments in respect of Seller Indemnified Liabilities in excess of the share of the Purchase Price received, directly or indirectly, by such Seller.

Section 7.9. Exclusive Remedy.

In the absence of fraud or criminal conduct, the indemnification provisions in this Article VII will be the sole and exclusive remedy and recourse for any breach of this Agreement by Buyer or the Sellers, except as expressly provided herein (including in Section 9.15 and the following sentence). In addition, in the event of a breach or threatened breach by any Seller of any of the provisions of Section 5.5 (Use of Name) and Section 9.13 (Confidentiality and Publicity), Buyer shall be entitled to immediate injunctive relief, as the Sellers acknowledge and agree that any such breach would cause the Buyer irreparable injury for which they would have no adequate remedy at law.

Section 7.10. Characterization of Indemnification Payments.

Unless otherwise required by law, all payments made pursuant to this Article VII shall be treated for all tax purposes as adjustments to the Purchase Price. To the extent any such payment is not treated as a non-taxable adjustment to the Purchase Price by any taxing authority, the Sellers or Buyer (as applicable) shall make such payment on an after-tax basis so that the amount of any such payment is increased to adjust for any taxes imposed on Buyer or the Sellers (as applicable) as a result of receiving such payment.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination.

This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Sellers’ Representative and Buyer;

(b) by either the Sellers’ Representative or Buyer on or after October 31, 2009 if any condition to the Closing set forth in Section 6.1 or Section 6.2 has not then been satisfied or waived, unless:

(i) such date is mutually extended by the written agreement of the Company and Buyer or

(ii) the reasons for the failure of such condition to be satisfied is the failure or delay on the part of the party attempting to terminate this Agreement (including for purposes of the Sellers’ Representative attempting to terminate, any failure or delay on the part of any Seller) pursuant to this Section 8.1(b) to comply with or perform its covenants or obligations as set forth in this Agreement or any other Transaction Document;

(c) by either the Sellers’ Representative or Buyer if a governmental authority, administrative agency or court of competent jurisdiction shall have issued any Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have complied with Section 5.6 (Governmental Consents) and, with respect to other matters not covered by Section 5.6, shall have used its commercially reasonable efforts to remove such Order;

(d) by Buyer, if any of the conditions set forth in Section 6.2 above have not been complied with or performed in any respect and such non-compliance or non-performance is not cured or eliminated (or by its nature cannot be cured or eliminated) by Sellers on or before the Closing Date; and

(e) by the Sellers’ Representative, if any of the conditions set forth in Section 6.1 above have not been complied with or performed in any respect and such non-compliance or non-performance is not cured or eliminated (or by its nature cannot be cured or eliminated) by Buyer on or before the Closing Date.

Section 8.2. Effect of Termination.

In the event of termination in accordance with Section 8.1 hereof, this Agreement will forthwith become void and there will be no liability on the part of any party hereto, though no party will be absolved of any liability for any willful and intentional breach of this Agreement as a result of the termination of this Agreement.

Section 8.3. Waiver.

At any time prior to the Closing, Buyer or the Sellers may:

(a) extend the time for the performance of any of the obligations or other acts of the other party hereto;

(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance for the other party with any of the agreements or conditions contained herein;

provided, however, that any such waiver shall not in any way affect or serve as a waiver of any right such party may have to indemnification related to any such inaccuracies pursuant to Article VII. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Expenses.

All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the Closing has occurred.

Section 9.2. Notices.

All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by courier service or by registered or certified mail (postage prepaid, return receipt requested) to the parties hereto at the following addresses (or at such other address for a party as will be specified by like notice):

(a)	if to the Sellers:	with a copy to:

Before the Closing, to the Company:
	Direct Drive Systems	Fish & Richardson P.C.
	12880 Moore Street	225 Franklin Street
	Cerritos, CA 90703	Boston, MA 02110
	Attn: Michael Dyar	Attn: Gene T. Barton, Jr., Esq.

After the Closing, to the Sellers’ Representative

Vatche Artinian
c/o Direct Drive Systems
12880 Moore Street
Cerritos, CA 90703

(b)	if to Buyer:	with a copy to:

	FMC Technologies, Inc.	FMC Technologies, Inc.
	Attn: General Counsel	Attn: Chief Financial Officer
	1803 Gears Road	1803 Gears Road
	Houston, Texas 77067	Houston, Texas 770067

Section 9.3. Certain Interpretative Matters.

All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection” and words of similar import refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 9.4. Severability.

If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.5. Entire Agreement.

This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

Section 9.6. Assignment.

This Agreement shall not be assigned by either party hereto without the prior written consent of the non-assigning party; provided, however, that Buyer may assign all or a portion of its rights and obligations hereunder to any Person that directly or indirectly controls, is controlled by, or is under common control with, Buyer, provided such Person agrees in writing to be bound by all of Buyer’s obligations under this Agreement.

Section 9.7. No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the indemnification rights of the Buyer Indemnitees and Seller Indemnitees under Article VII hereof.

Section 9.8. Amendment; Waiver.

This Agreement may not be amended or modified except by an instrument in writing signed by Buyer and the Sellers’ Representative. Waiver of any term or condition of this Agreement will only be effective if in writing and will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 9.9. Governing Law.

This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed and performed entirely therein, without regard to the principles of choice of Law or conflicts or Law of any other jurisdiction.

Section 9.10. Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.11. Restriction on Disclosure of Agreement Terms.

No party hereto shall publicly disclose or announce the price being paid for the Company hereunder or the detailed terms and conditions of this Agreement (other than to such party’s employees, directors or advisors with a need to know such information) without the other party’s prior consent; provided, however, that notwithstanding the foregoing, a party may make such disclosures regarding this Agreement, as it determines with the advice of its legal counsel, are required under applicable Laws, Orders, inquiries or subpoenas of any court or governmental authority, and in that case such party will give the other parties prior notice of its intention to make such disclosure pursuant to this provision.

Section 9.12. Dispute Resolution.

In the event of any dispute or disagreement between any Seller and Buyer as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the parties hereto shall promptly meet in a good faith effort to resolve the dispute. Should such good faith effort fail to resolve the dispute and upon the written request of any Seller or Buyer, the dispute shall be referred to the level of President or Senior Vice President within each party’s organization for decision. If the officers do not agree upon a decision within 30 days after reference of the matter to them, each of any Seller and Buyer shall be free to pursue and exercise any and all legal rights and remedies available to them. The parties hereto shall be free to submit any unresolved dispute to any form of alternative dispute resolution they deem appropriate or, absent such agreement, the dispute shall be submitted to the courts of Wilmington, Delaware, which forum, the parties hereto specifically agree, is a proper and convenient dispute resolution forum.

Section 9.13. Confidentiality and Publicity.

All information related to this Agreement, the indicative offer letter dated August 6, 2009, and the transactions contemplated by this Agreement, as well as all other confidential and/or proprietary information relating to the Company, is hereinafter referred to as “Confidential Information.” Except for disclosure (if any) required by any Law to which any party hereto may be subject, the parties hereto agree to hold all Confidential Information in confidence unless and until information governed by this Section 9.13 becomes publicly known (other than by disclosure in breach of this Section 9.13), in which case such information may be disclosed only to the extent such information has become publicly known. In the event that disclosure of Confidential Information is required by Law, the party required to disclose Confidential Information shall give the other parties reasonable advance notice and take such reasonable actions as the other parties may propose to minimize the required disclosure. No press release or public announcement or comment in response to inquiry related to the transactions contemplated by this Agreement shall be issued or made by any party hereto without the consultation of the other parties hereto.

Section 9.14. Sellers’ Representative.

Each Seller hereby appoints Vatche Artinian to serve as their exclusive representative and agent (the “Sellers’ Representative”) for all purposes related to and arising under this Agreement and the other Transaction Documents. Buyer may act, and shall be fully protected in acting, in reliance upon any and all acts and things done and performed by or agreements made by the Sellers’ Representative with respect to the foregoing described matters on behalf of the Sellers as fully and effectively as though each had done, performed, made or executed the same. Each Seller shall jointly and severally indemnify Buyer for claims arising out of or related to Buyer’s reliance pursuant to this Section 9.14.

Section 9.15. Specific Performance.

Each Seller and the Company and the Sellers’ Representative acknowledges and agrees that Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Seller and the Company and the Sellers’ Representative agrees that Buyer shall be entitled, subject to compliance with Section 9.12, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any State thereof having jurisdiction over the parties hereto and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

Section 9.16. Fraud.

Notwithstanding any provision in this Agreement to the contrary, the liability of any party hereto for fraud shall not be limited as set forth in this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each Seller, the Company, Buyer and Sellers’ Representative have executed or caused this Agreement to be executed by their respective duly authorized representatives as of the Closing Date.

“COMPANY”	“BUYER”

DIRECT DRIVE SYSTEMS, INC.	FMC TECHNOLOGIES, INC.

By:	By:
Name:	Name:
Title:	Title:

“SELLERS’ REPRESENTATIVE”

Vatche Artinian

the “SELLERS”

CALNETIX HOLDING COMPANY I, LLC	COOPER CAPITAL DDS, LP

By:	By:
Name:	Name:
Title:	Title:

COOPER CAPITAL PARTNERS II, LP	P/S BI NEW ENERGY SOLUTIONS (BANKINVEST)

By:	By:
Name:	Name:
Title:	Title:

CABAYAN FAMILY TRUST	DDS INVESTORS, LLC

By:	By:
Name:	Name:
Title:	Title:

Signature Page to

Purchase Agreement

KAWASAKI HEAVY INDUSTRIES LIMITED	ENERGY VENTURES III, LP

By:	By:
Name:	Name:
Title:	Title:

VA LIMITED, LLC	KRISTEN FREY

By:
Name:
Title:

VATCHE ARTINIAN	PIERRE GHAYAD

MICHAEL BAKER	DANIEL SABAN

ALBERT NELSON	RAED BKAYRAT

HENRY TOWERS	HERMAN ARTINIAN

Signature Page to

Purchase Agreement

VENKATESHWARAN KRISHNAN	CASSANDRA BAILEY

EVEN BAKKE	DENNIS STROUSE

PAULO GUEDES PINTO	RICHARD FROGGE

KEVIN MCGLENSEY	MICHAEL DYAR

HONGYIH CHEN	JOHN H. KIKOSKI

Signature Page to

Purchase Agreement

IN WITNESS WHEREOF, each Seller, the Company, Buyer and Sellers’ Representative have executed or caused this Agreement to be executed by their respective duly authorized representatives as of the Closing Date.

CABAYAN FAMILY TRUST

By:
Name:
Title:

THE 2009 KATIA CABAYAN GRANTOR RETAINED ANNUITY TRUST

By:
Katia Cabayan
Trustee

THE 2009 VATCHE CABAYAN GRANTOR RETAINED ANNUITY TRUST

By:
Vatche Cabayan
Trustee

Signature Page to

Purchase Agreement

EXHIBIT A

DEFINED TERMS

“3rd Party Claim” has the meaning set forth in Section 7.4.

“2006 Plan” has the meaning set forth in Section 3.4(a).

“Accountants” has the meaning set forth in Section 2.3(b).

“Acquired Company” has the meaning set forth in Section 3.21(a).

“Agreement” has the meaning set forth in the Preamble.

“Balance Sheet” has the meaning set forth in Section 3.8(a).

“Base Purchase Price” has the meaning set forth in Section 2.1(b).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.1.

“Buyer Patent Infringement Suit” means a patent infringement action in which Buyer as patentee asserts a claim for patent infringement for one or more of the Patents assigned to the Company prior to the Closing.

“Calnetix License Agreement” means that certain Amended and Restated Intellectual Property License Agreement” between Calnetix, Inc. and Direct Drive Systems, Inc. having an effective date of January 16, 2008.

“Cap” has the meaning set forth in Section 7.8.

“Class A Preferred Stock” has the meaning set forth in Section 3.4(a).

“Class B Preferred Stock” has the meaning set forth in Section 3.4(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Net Working Capital” has the meaning set forth in Section 2.3(b).

“Code” has the meaning set forth in Section 3.23(a).

“Common Stock” has the meaning set forth in Section 3.4(a).

“Company” has the meaning set forth in the Preamble.

“Company Workers” has the meaning set forth in Section 3.22(b).

Exhibit A - 1

“Confidential Information” has the meaning set forth in Section 9.13.

“Convertible Debt” has the meaning set forth in Section 3.4(c).

“Copyrights” has the meaning set forth in Section 3.21(a)(iii).

“Current Assets” means all inventory, including raw materials, work-in-progress, and finished goods, all receivables, including trade & non-trade receivables, any prepaid expenses, and other assets classified as current assets in accordance with GAAP, but excluding cash, cash equivalents and Restricted Cash.

“Current Liabilities” means advances and progress payments from customers, payables and other liabilities classified as current liabilities in accordance with GAAP and, without duplication, all indebtedness of the Company to the extent not repaid pursuant to Section 2.4(b)(i)(A), including that indebtedness set forth Schedule 2.4(a)(iii)(C).

“Dispute Notice” has the meaning set forth in Section 2.3(b).

“DOJ” has the meaning set forth in Section 5.6(b).

“Effective Purchase Price Per Share” has the meaning set forth in Section 2.4(b)(i)(D)(i).

“ERISA” has the meaning set forth in Section 3.23(a).

“ERISA Affiliate” has the meaning set forth in Section 3.23(a).

“Escrow Agent” has the meaning set forth in Section 2.4(b)(i)(B).

“Escrow Agreement” has the meaning set forth in Section 2.4(b)(i)(B).

“Escrow Claim” has the meaning set forth in Section 7.5.

“Escrow Claim Notice” has the meaning set forth in Section 7.5.

“Escrow Percentage” with respect to a Seller, means such Seller’s pro rata portion of the portion of the Base Purchase Price that is distributed to all Sellers at the Closing in accordance with Section 2.4(b).

“Escrowed Amount” has the meaning set forth in Section 2.4(b)(i)(B).

“Excluded Loss” has the meaning set forth in Section 7.1.

“Financial Statements” has the meaning set forth in Section 3.8(a).

“FTC” has the meaning set forth in Section 5.6(b).

“GAAP” means Unites States generally accepted accounting principles.

“Holdback Amount” has the meaning set forth in Section 2.4(b)(i)(C).

Exhibit A - 2

“HSR Act” has the meaning set forth in Section 5.6(a).

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Intellectual Property Assets” has the meaning set forth in Section 3.21(a).

“Knowledge of the Company” means the actual and current knowledge of Kevin McGlensey, Dennis Strouse, Michael Dyar, Herman Artinian, Vatche Artinian, Co Huynn and Venkateshwaran Krishnan, and the knowledge such individuals would obtain after (a) a reasonable inquiry of the employees, advisors, agents and counsel of and service providers to the Company who are reasonably likely to have knowledge of the subject matter at issue and (b) a reasonable investigation of the Company’s files that (i) are within the possession of, or reasonably obtainable by, such person and (ii) such person has actual knowledge of a reasonable likelihood of such files contain information pertinent to the subject matter at issue.

“Law” means any federal, state, local, municipal or other administrative order, constitution, law regulation or ordinance.

“Loss” has the meaning set forth in Section 7.1.

“Marks” has the meaning set forth in Section 3.21(a).

“Material Contracts” has the meaning set forth in Section 3.24(a).

“Net Working Capital” has the meaning set forth in Section 2.3(a).

“Net Working Capital Difference” has the meaning set forth in Section 2.3(d).

“Net Working Capital Threshold” has the meaning set forth in Section 2.3(a).

“Objection Notice” has the meaning set forth in Section 7.5.

“Options” has the meaning set forth in Section 3.4(c).

“Order” means any valid and binding order, judgment, injunction, award, decree, ruling, charge or writ of any governmental authority having necessary jurisdiction.

“Patents” has the meaning set forth in Section 3.21(a).

“Permit” means any franchise, license, permit, consent, approval or authorization of any governmental authority.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, estate, trust, association or other governmental authority.

“Plan” has the meaning set forth in Section 3.23(a).

Exhibit A - 3

“Pre-Closing Liabilities” means any and all liabilities, whether accrued, absolute, contingent, matured, unmatured or otherwise, incurred by the Company resulting from its operation and business prior to the Closing, other than (i) liabilities set forth on the face of the Balance Sheet (rather than any notes thereto) or in the Disclosure Schedules and (ii) liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business in a manner consistent with past practice.

“Preferred Stock” has the meaning set forth in Section 3.4(a).

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Purchased Assets” means all of the assets, whether real, personal (tangible or intangible) or mixed, used or held for use by the Company in the conduct of its business.

“Released Parties” has the meaning set forth in Section 5.4.

“Restricted Cash” means One Hundred Seventy Eight Thousand Three Hundred and Eighty Three Dollars ($178,383) held in the Company’s bank account at Union Bank of California (CD) for purposes of supporting the Irrevocable Standby Letter of Credit in favor of SFERS Real Estate Corp, RR, as landlord, required by the Lease between the Company and SFERS Real Estate Corp, RR, effective September 1, 2009.

“Retained Employee” has the meaning set forth in Section 5.9(a).

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Liabilities” has the meaning set forth in Section 7.2(f).

“Seller Indemnitees” has the meaning set forth in Section 7.1.

“Sellers’ Representative” has the meaning set forth in Section 9.14.

“Shares” has the meaning set forth in Section 3.4(a).

“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement dated as of January 17, 2008 between the Company and each of the Persons party thereto.

“tax” has the meaning set forth in Section 3.20(g).

“Third Party IP” has the meaning set forth in Section 3.21(i).

“Trade Secrets” has the meaning set forth in Section 3.21(a).

“Transaction Costs” means unpaid fees and expenses owed or to be owed by the Company or any Seller to their accountants, attorneys, brokers, financial advisors, consultants or other professionals and all other out-of-pocket costs or expenses (including filing fees, termination, change of control or breakage fees, costs of obtaining any consent, waiver, approval Order, Permit or authorization, transaction bonuses, including bonuses or other payments payable or payments made to the chief executive officer or other officers of the Company, or similar items),

Exhibit A - 4

in each case payable by the Company or any Seller in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents; including any (a) “COC Termination Fee” (as defined in that certain Joint Development Agreement dated as of February 16, 2008 by and between the Company and Sulzer Pumps (UK) Ltd., or (b) other fees payable by the Company in connection with the consummation of the transactions contemplated by this Agreement (whether as a result of actions taken or a termination occurring before or after the Closing). Transaction Costs shall also include any Losses suffered or incurred by any Buyer Indemnitee on or prior to the Closing Date that arise out of, relate to or result from the failure of any Person to deliver at the Closing for transfer to Buyer any certificates representing shares of outstanding capital stock of the Company or Warrants or Options and the election by Buyer (in its sole discretion) to waive any of the conditions to Closing set forth in Section 6.2 as a result of such failure, but only to the extent such Losses suffered by Buyer are in excess of the amounts Buyer would have been required to pay for such shares of outstanding capital stock of the Company or Warrants or Options pursuant to Section 2.4(b)(D) of this Agreement and such Losses were not otherwise included in the calculation of Transaction Costs.

“Transaction Documents” means this Agreement and all agreements, arrangements, certificates and other documents to be entered into or delivered by any of the parties hereto pursuant to this Agreement or the transactions contemplated hereby.

“US Antitrust Laws” has the meaning set forth in Section 5.6(a).

“Warrants” has the meaning set forth in Section 3.4(c).

“Written Consent” has the meaning set forth in Section 3.1.

Exhibit A - 5